Exhibit 16.1

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

December 17, 2019

Federal Deposit Insurance Corporation

Washington, D.C. 20006

Ladies and Gentlemen:

We are currently principal accountants for Amalgamated Bank and subsidiaries (the Company) and, under the date of March 28, 2019, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2018 and 2017. On December 12, 2019, we were notified that the Company appointed Crowe LLP as its principal accountant for the year ending December 31, 2020 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2019, and the issuance of our report thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 17, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Audit Committee of the Board of Directors and we are not in a position to agree or disagree with the Company’s statement that neither the Company nor anyone acting on its behalf consulted with Crowe LLP regarding the matters referenced in the final paragraph under Item 4.01.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with
KPMG International Cooperative (“KPMG International”), a Swiss entity.